Exhibit 7(q)

JPMorgan Chase Bank, National Association

March 20, 2024

L-5 Healthcare Partners, LLC

1700 Broadway, Fl 35

New York, New York 10019-5905

Re:	Master Confirmation: Prepaid Variable Share Forward Transactions

The purpose of this communication (this “Master Confirmation”) is to set forth certain terms and conditions of one or more share forward transactions (each, a “Transaction”) that may be entered into from time to time among L-5 Healthcare Partners, LLC, a limited liability company (“Counterparty”), JPMorgan Chase Bank, National Association (“JPMorgan”), and JPMorgan Chase Bank, National Association, as collateral agent (the “Collateral Agent”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. Each such Transaction entered into among JPMorgan, Counterparty and the Collateral Agent that is subject to this Master Confirmation shall be evidenced by (i) a supplemental confirmation substantially in the form of Exhibit A hereto (a “Supplemental Confirmation”) and (ii) if applicable, a trade notification substantially in the form of Exhibit B hereto (a “Trade Notification”), each with such modifications as to which the parties mutually agree. This Master Confirmation, each Supplemental Confirmation and any related Trade Notification together shall constitute a “Confirmation” as referred to in the Agreement specified below and evidence a complete binding agreement among JPMorgan, Counterparty and the Collateral Agent as to the subject matter and terms of each Transaction to which this Master Confirmation, such Supplemental Confirmation and any such Trade Notification relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation, each Supplemental Confirmation and any related Trade Notification shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if JPMorgan and Counterparty had executed the Agreement on the date of this Master Confirmation (without any Schedule but with the elections and amendments set forth in this Master Confirmation). For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) agreement to which JPMorgan and Counterparty are parties.

The definitions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), as each is published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation.

If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and any related Trade Notification relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation, any such Trade Notification and the Definitions, the following shall prevail for purposes of such Transaction in the following order of precedence: (i) any such Trade Notification, (ii) such Supplemental Confirmation, (iii) this Master Confirmation, (iv) the Equity Definitions, (v) the 2006 Definitions and (vi) the Agreement.

For the purposes of the Equity Definitions, each Transaction is a Share Forward Transaction and, notwithstanding anything to the contrary, JPMorgan and Counterparty acknowledge and agree that for U.S. Federal income tax purposes, each Component (as defined below) of each Transaction shall constitute a single, indivisible financial instrument and neither JPMorgan nor Counterparty will take any action that would be inconsistent with such treatment for U.S. Federal income tax purposes.

1.

Set forth below are the general terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation and any related Trade Notification (in respect of the related Transaction), shall govern the relevant Transaction:

General Terms:

Trade Date:	For each Transaction, as specified in the related Supplemental Confirmation.

Seller:	Counterparty.

Buyer:	JPMorgan.

Components:	Each Transaction will be divided into a number of individual Components equal to the Number of Components for such Transaction, each with the terms set forth in this Master Confirmation, the related Supplemental Confirmation and any related Trade Notification, and, in particular, with the Number of Shares and Scheduled Valuation Date set forth in the related Supplemental Confirmation and any related Trade Notification. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Number of Components:	For each Transaction, as specified in the related Supplemental Confirmation.

Shares:	The common stock, par value USD 0.0001 per share, of Issuer (Exchange Symbol: “ATEC”).

Issuer:	Alphatec Holdings, Inc.

Initial Share Price:

For each Transaction with an Initial Hedging Period, as specified in the related Trade Notification, to be the volume-weighted average price per Share at which JPMorgan (or any of its affiliates) establishes its initial hedge of such Transaction, in amounts and at times determined by JPMorgan (or an affiliate of JPMorgan) in its sole discretion. The number of Shares comprising JPMorgan’s initial hedge is referred to herein as the “Initial Hedge Position”.

For each Transaction without an Initial Hedging Period, the price per Share as set forth in the related Supplemental Confirmation.

Initial Hedging Period:	For each Transaction with an Initial Hedging Period, the period commencing on the Trade Date and ending on the earlier of the Scheduled Trading Day on which JPMorgan (or any of its affiliates) finishes establishing the Initial Hedge Position and the Cutoff Date (such earlier date, the “Hedge Completion Date”), as specified in the related Trade Notification. If JPMorgan (or any of its affiliates) does not finish establishing JPMorgan’s Initial Hedge Position in respect of such Transaction by the close of the regular trading session on the Exchange on the Cutoff Date, JPMorgan shall notify Counterparty in the Trade Notification that the Number of Transaction Shares shall be reduced to such number as the number of Shares for which JPMorgan (or any of its affiliates) has established its Initial Hedge Position in respect of such Transaction.

Promptly following the Hedge Completion Date, JPMorgan shall deliver the related Trade Notification to Counterparty.

For each Transaction without an Initial Hedging Period, not applicable.

Cutoff Date:	For each Transaction with an Initial Hedging Period, as specified in the related Supplemental Confirmation or such other date as may be agreed by the parties from time to time.

Number of Transaction Shares:	With respect to each Transaction, as specified in the related Supplemental Confirmation and any related Trade Notification.

Number of Shares:	With respect to each Component of a Transaction, the Number of Transaction Shares divided by the Number of Components (rounded using a rounding convention determined by the Calculation Agent, with any remainder allocated to the final Component of such Transaction), as specified in the related Supplemental Confirmation or any related Trade Notification.

Prepayment:	Applicable.

Prepayment Amount:	For all Components comprising a Transaction, the product of the Number of Transaction Shares, the Initial Share Price and the Prepayment Percentage, as specified in the related Supplemental Confirmation or any related Trade Notification.

Prepayment Percentage:	For each Transaction, as specified in the related Supplemental Confirmation.

Prepayment Date:

For each Transaction with an Initial Hedging Period, one Settlement Cycle following the Hedge Completion Date (or if such day is not a Currency Business Day, the next day that is a Currency Business Day) and as specified in the related Trade Notification.

For each Transaction without an Initial Hedging Period, one Settlement Cycle following the Trade Date and as specified in the related Supplemental Confirmation.

Variable Obligation:	Applicable.

Forward Floor Price:	For each Transaction, the product of the Forward Floor Percentage and the Initial Share Price, as specified in the related Supplemental Confirmation or any related Trade Notification .

Forward Floor Percentage:	For each Transaction, as specified in the related Supplemental Confirmation.

Forward Cap Price:	For each Transaction, the product of the Forward Cap Percentage and the Initial Share Price, as specified in the related Supplemental Confirmation or any related Trade Notification.

Forward Cap Percentage:	For each Transaction, as specified in the related Supplemental Confirmation.

Exchange(s):	Nasdaq Global Select Market.

Related Exchange(s):	All Exchanges.

Valuation:

In respect of any Component:

Valuation Time:	As provided in Section 6.1 of the Equity Definitions.

Scheduled Valuation Date:	For each Component of a Transaction, as set forth in the related Supplemental Confirmation or any related Trade Notification (or, if such date is not a Scheduled Trading Day, the next succeeding Scheduled Trading Day that is not a Scheduled Valuation Date for any other Component of any Transaction hereunder).

Valuation Date(s):

For each Component of a Transaction, the Scheduled Valuation Date for such Component.

If the Scheduled Valuation Date for any Component is a Disrupted Day, Section 6.6 of the Equity Definitions shall not apply and the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be a Valuation Date in respect of any other Component of any Transaction hereunder; provided that if such Valuation Date has not occurred pursuant to the foregoing as of the eighth Scheduled Trading Day following the Scheduled Valuation Date for the final Component for the relevant Transaction, then the Calculation Agent shall have the right to declare that eighth Scheduled Trading Day as the final Valuation Date for such Component (irrespective of whether such date is a Valuation Date in respect of any other Component for any Transaction hereunder), in which case the Settlement Price for that eighth Scheduled Trading Day shall be the Calculation Agent’s good faith estimate of the fair market value of a Share as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall (i) adjust the number of Shares for the relevant Component for which such Disrupted Day shall be the Valuation Date, (ii) determine the Settlement Price for such Disrupted Day based on eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (iii) designate a Scheduled Trading Day determined in the manner described in the immediately preceding paragraph as the Valuation Date for the remaining Shares for such Component. Notwithstanding any provision of the Equity Definitions to the contrary, any Exchange Business Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in part.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by (x) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof and (y) replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	JPMorgan reasonably concludes, in its sole discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by JPMorgan), including without limitation in the event of any third-party tender offer, for it to refrain from engaging in market transactions relating to the Shares or to reduce the number or size of any such market transactions.

Settlement Terms:

In respect of any Component:

Settlement Method Election:	Applicable; provided that a single Settlement Method shall apply for all Components; provided, further, that if Counterparty fails to pay the Repayment Amount to JPMorgan on or prior to the Repayment Date, JPMorgan may in its sole discretion deem any election by Counterparty of Cash Settlement to be void, in which case Physical Settlement shall apply; provided, further, that any election by Counterparty specifying Cash Settlement shall not be effective to require Cash Settlement unless Counterparty delivers to JPMorgan, concurrent with such election, a representation signed by Counterparty substantially in the following form as of the date Counterparty makes such election: “Counterparty is not aware of any material non-public information regarding the Issuer or the Shares, and is electing Cash Settlement in good faith and not as a plan or scheme to evade compliance with the U.S. federal securities laws”; and provided, further, that notwithstanding any election by Counterparty to the contrary, Cash Settlement will apply if JPMorgan reasonably concludes, in its sole discretion, that Counterparty would be unable to make the representations and agreements in Section 9.11 of the Equity Definitions with respect to the Shares to be delivered by Counterparty pursuant to Physical Settlement for any reason.

Electing Party:	Counterparty.

Settlement Method Election Date:	For each Transaction, the fifth Scheduled Trading Day prior to the Scheduled Valuation Date for the Component of such Transaction with the first Scheduled Valuation Date.

Default Settlement Method:	Physical Settlement.

Settlement Currency:	USD.

Number of Shares to be Delivered:	For each Component of a Transaction,

(i) if the Settlement Price is less than or equal to the Forward Floor Price, the Number of Shares for such Component;

(ii) if the Settlement Price is greater than the Forward Floor Price but less than or equal to the Forward Cap Price, a number of Shares equal to the Number of Shares for such Component multiplied by

Forward Floor Price Settlement Price

(iii) if the Settlement Price is greater than the Forward Cap Price, a number of Shares equal to the Number of Shares for such Component multiplied by

Forward Floor Price + (Settlement Price – Forward Cap Price) Settlement Price

If Physical Settlement is Applicable:

Physical Settlement:	Applicable. For each Component of a Transaction, on the relevant Settlement Date, Counterparty will deliver to JPMorgan a number of Shares equal to the Number of Shares to be Delivered for such Component and will pay to JPMorgan the Fractional Share Amount, if any.

Settlement Date:	For each Component of a Transaction, the date that falls one Settlement Cycle following the Valuation Date for such Component (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Automatic Physical Settlement:	For each Component of a Transaction, if (i) by 10:00 a.m., New York City time, on the relevant Settlement Date, Counterparty has not otherwise effected delivery of the Number of Shares to be Delivered, and (ii) the Collateral (as defined in Section 3(b) hereof) then held by or on behalf of JPMorgan includes Shares with respect to which the representations and agreements set forth in Section 9.11 of the Equity Definitions are true and satisfied (or, at the absolute discretion of JPMorgan, Shares with respect to which such representations and agreements are not true or satisfied), then the delivery provided by Section 9.2 of the Equity Definitions shall be effected, in whole or in part, as the case may be, by delivery on the relevant Settlement Date by the Collateral Agent to an affiliate of JPMorgan designated by JPMorgan of a number of Shares then held as Collateral hereunder by or on behalf of JPMorgan, not to exceed the Number of Shares to be Delivered for such Component. Upon any such delivery, JPMorgan shall hold such Shares absolutely and free from any claim or right whatsoever (including without limitation any claim or right of Counterparty).

If Cash Settlement is Applicable:

Repayment:	If Counterparty elects Cash Settlement, Counterparty shall pay to JPMorgan the Repayment Amount on the Repayment Date.

Repayment Amount:	For all Components of a Transaction, the sum of the Forward Cash Settlement Amounts for all Components calculated as if the Valuation Date for each Component were the Exchange Business Day immediately prior to the Settlement Method Election Date, or such other amount as determined by JPMorgan in its sole discretion.

Repayment Date:	For all Components of a Transaction, the date that is the third Scheduled Trading Day prior to the Scheduled Valuation Date for the Component with the earliest Scheduled Valuation Date of such Transaction (or, if such date is not a Currency Business Day, the next following Currency Business Day).

Cash Settlement:	If Cash Settlement is applicable, for all Components of a Transaction, (a) if the sum of the Forward Cash Settlement Amounts for all Components is greater than the Repayment Amount, Counterparty shall pay to JPMorgan an amount equal to such excess on the Cash Settlement Payment Date; or (b) if the sum of the Forward Cash Settlement Amounts for all Components is less than the Repayment Amount, JPMorgan shall pay to Counterparty an amount equal to the absolute value of such shortfall on the Cash Settlement Payment Date.

Settlement Price:	For each Component of a Transaction, the price per Share determined by the Calculation Agent based on the volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems in respect of the period from the scheduled open of trading on the Exchange until the Scheduled Closing Time on the Valuation Date of such Component. For the avoidance of doubt, the Calculation Agent may, in its commercially reasonable judgment, determine such volume-weighted average price by reference to any relevant Bloomberg page.

Cash Settlement Payment Date:	For all Components of a Transaction, the date that is one Settlement Cycle following the Valuation Date for the final Component (or, if such date is not a Currency Business Day, the next following Currency Business Day).

Adjustments:

In respect of any Component:

Potential Adjustment Events:	If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment.

Spin-off:	A distribution of New Shares (the “Spin-off Shares”) of a subsidiary of the Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”). With respect to a Spin-off, “New Shares” shall have the meaning provided in Section 12.1(i) of the Equity Definitions (as amended below opposite “New Shares”) except that the phrase immediately preceding clause (i) thereof shall be replaced by the following: “‘New Shares’ means ordinary or common shares of the Spin-off Issuer that are, or that as of the effectiveness of the relevant Spin-off are scheduled promptly to be,”.

Consequences of Spin-offs:	JPMorgan shall have the right to elect, by written notice to Counterparty, that Basket Adjustments or the Separate Transactions Adjustments shall apply to any Spin-off.

Basket Adjustments:	If JPMorgan shall have elected that Basket Adjustments apply to a Spin-off, then as of the ex-dividend date for such Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) such Transaction shall continue but as a Share Basket Forward Transaction with a Number of Baskets equal to the Number of Transaction Shares immediately prior to such Spin-off, and each Basket shall consist of one Original Share and the number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off (and references to Shares herein shall be interpreted as references to Baskets, as the context requires); and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate to account for the economic effect on such Transaction of such Spin-off (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to such Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of such Transaction in accordance with the immediately preceding sentence.

Separate Transactions Adjustments:	If JPMorgan shall have elected that Separate Transactions Adjustments apply to a Spin-off, then, as of the ex-dividend date for such Spin-off, such Transaction shall be considered two separate Transactions, each with terms identical to those of the original Transaction (the “Original Transaction”), except that: (i) the “Shares” for the Original Transaction (the “Original Shares Transaction”) shall be the Original Shares and the “Shares” for the other transaction (the “Spin-off Shares Transaction”) shall be the Spin-off Shares; (ii) the Number of Shares for each Component of the Original Shares Transaction shall remain unchanged from the Number of Shares for such Component of the Original Transaction;

(iii) the Number of Shares for each Component of the Spin-off Shares Transaction shall equal the product of (A) the Number of Shares for such Component of the Original Transaction (as in effect immediately prior to the ex-dividend date for such Spin-off) and (B) the number of Spin-off Shares that a holder of one share of Original Shares would have owned or been entitled to receive in connection with such Spin-Off; and (iv) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of each of the Original Shares Transaction and the Spin-Off Shares Transaction as the Calculation Agent determines appropriate to account for the economic effect on each of the Original Shares Transaction and the Spin-Off Shares Transaction of such Spin-off (including without limitation adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Original Shares, the Spin-off Shares, the Original Shares Transaction or the Spin-off Shares Transaction). Following a Spin-off to which Separate Transactions Adjustments are applicable, this Master Confirmation shall apply in all respects (except as provided above) to both the Original Shares Transaction and the Spin-off Shares Transaction as if each were a separate Transaction under the Agreement. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the terms of each of the Original Shares Transaction and the Spin-Off Shares Transaction in accordance with the second immediately preceding sentence.

Dividends:

In respect of any Component:

Extraordinary Cash Dividend:	In respect of each Component, any Cash Dividend (i) that has an ex-dividend date occurring during the relevant Dividend Period and (ii) the amount of which differs from the Ordinary Dividend Amount for such Cash Dividend, as determined by the Calculation Agent; provided that if the applicable Ordinary Dividend Amount in respect of the Dividend Period is not zero, and no ex-dividend date occurs during such Dividend Period, the Calculation Agent shall determine the Extraordinary Cash Dividend based on the last Exchange Business Day of such period being deemed an ex-dividend date in respect of a Cash Dividend equal to zero.

Cash Dividend:	Any cash dividend or distribution on the Shares.

Ordinary Dividend Amount:	With respect to each Transaction, in respect of each Dividend Period, (i) for the first Cash Dividend with an ex-dividend date that occurs during such period, as set forth in the related Supplemental Confirmation, and (ii) with respect to any subsequent Cash Dividend for which an ex-dividend date occurs during such period, zero.

Payment Obligation in Respect of Extraordinary Cash Dividends:	In the event of any Extraordinary Cash Dividend, Counterparty shall make a cash payment to JPMorgan (the “Extraordinary Dividend Payment”), on the date such Extraordinary Cash Dividend is paid to holders of Shares, in an amount equal to the product of (i) the number of Shares (as notified to Counterparty by JPMorgan) comprising JPMorgan’s theoretical “delta” hedge position in respect of the relevant Component immediately prior to the open of business on the ex-dividend date for such Extraordinary Cash Dividend and (ii) the per Share amount of such Extraordinary Cash Dividend minus the Ordinary Dividend Amount for such Extraordinary Cash Dividend, as determined by the Calculation Agent; provided that if such product is negative, then JPMorgan shall make a cash payment to Counterparty on such date in an amount equal to the absolute value of such product; provided further that if no ex-dividend date occurs during the relevant Dividend Period, (x) the number of Shares under clause (i) above shall be determined on the last Exchange Business Day in such period and (y) any cash payment related to such Extraordinary Cash Dividend shall be made on the first Currency Business Day following such period. For the avoidance of doubt, the provisions of Section 11.2 of the Equity Definitions shall also apply to any Extraordinary Cash Dividend (it being understood, for the avoidance of doubt, that any adjustment made in accordance with such provisions shall be made without duplication of and shall take into account any Extraordinary Dividend Payment that has been made by Counterparty in accordance with the terms hereof).

If, by 10:00 a.m., New York City time, on the date Counterparty owes any such Extraordinary Dividend Payment, Counterparty has not otherwise satisfied such obligation and at such time or any later time on such date prior to satisfaction of such obligation the Collateral then held hereunder by or on behalf of JPMorgan includes all or any part of the cash required to be so paid, then the Extraordinary Dividend Payment shall be effected, in whole or in part, as the case may be, by delivery by the Collateral Agent to JPMorgan of an amount of cash equal to the amount thereof so required to be paid.

Extraordinary Dividend:	(i) Any Extraordinary Cash Dividend or (ii) any dividend or distribution on the Shares that is not a Cash Dividend or a dividend or distribution of the type described in Section 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions.

Excess Dividend Amount:	All references to the Excess Dividend Amount shall be deleted from Sections 8.4(b) and 9.2 of the Equity Definitions.

Dividend Period:	Each period commencing on but excluding the Dividend Period Start Date and ending on and including the Dividend Period End Date. For purposes hereof, the Dividend Period Start Date and the Dividend Period End Date (as well as the Ordinary Dividend Amount) for each Dividend Period shall be as set forth in the related Supplemental Confirmation.

Extraordinary Events:

In respect of any Component:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) thereof in its entirety (including the word “and” following such clause (i)) and replacing it with “publicly quoted, traded or listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors),”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the words “the outstanding voting shares” with the words “either the outstanding voting shares or the Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.

Announcement Event:	(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 10% of the market capitalization of Issuer as of the date of such announcement (a “Transformative Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or a Transformative Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or a Transformative Transaction or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the word “shall” in the second line shall be replaced with “may” and the fifth and sixth lines shall be deleted in their entirety and replaced with the words “effect on the Transaction of such Announcement Event solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction”, and (z) for the avoidance of doubt, the Calculation Agent may determine whether the relevant Announcement Event has had a material effect on the Transaction (and, if so, adjust the terms of the Transaction accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Valuation Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Nationalization, Insolvency or Delisting:

Cancellation and Payment.

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement or statement of the formal or informal interpretation”, (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by JPMorgan on the Trade Date”, (iv) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (v) adding the words “, or holding, acquiring or disposing of any Hedge Position relating to” after the word “under” in clause (Y) thereof.

Insolvency Filing:	Applicable.

Increased Cost of Hedging:	Applicable.

Hedging Disruption:	Applicable; provided that, (i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two sentences at the end of such Section: “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and (ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	For each Transaction, as specified in the related Supplemental Confirmation.

Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	For each Transaction, as specified in the related Supplemental Confirmation.

Hedging Party:	JPMorgan or any of its Affiliates for all applicable Additional Disruption Events.

Determining Party:	JPMorgan for all applicable Extraordinary Events and Additional Disruption Events.

Non-Reliance:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

Certain Defined Terms:

Bankruptcy Code:	Title 11 of the United States Code, as amended.

Exchange Act:	The Securities Exchange Act of 1934, as amended.

Securities Act:	The Securities Act of 1933, as amended.

2.	ADDITIONAL TERMS.

(a)

Additional Termination Events. The following events shall constitute Additional Termination Events with respect to which the Transactions hereunder shall be the sole Affected Transactions, Counterparty shall be the sole Affected Party and JPMorgan shall be the party entitled to designate an Early Termination Date pursuant to Section 6 of the Agreement:

(i)

any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in JPMorgan’s judgment could have a material adverse effect on the financial condition of Counterparty or on Counterparty’s ability to perform Counterparty’s obligations hereunder or that calls into question the validity or binding effect of any agreement of Counterparty hereunder;

(ii)

one or more final judgments or orders for the payment of money in excess of USD 250,000 in the aggregate is rendered against Counterparty and such final judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;

(iii)

without the prior written consent of JPMorgan,(A) Counterparty purchases Shares or any other equity security of the Issuer in an amount that would cause Counterparty to beneficially own, directly or indirectly, more than 8.5 percent of the outstanding shares of any class of equity security of the Issuer, (B) any of Counterparty’s officers accepts a position as an officer or director of the Issuer, (C) Counterparty or any of Counterparty’s officers takes any action that would cause such Person to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Issuer, whether by ownership of voting securities, by contract or otherwise and (D) Counterparty or any of Counterparty’s officers takes any other action that could reasonably be expected to result in Counterparty becoming an “affiliate” (as such term is defined in Rule 144 under the Securities Act);

(iv)

the constitutive or organizational documents in respect of Counterparty in effect as of the date hereof (the “Corporate Documents”) are amended at any time on or after the date hereof without prior written notice to JPMorgan and, in the sole discretion of JPMorgan, such amendment would materially impact Counterparty’s rights or obligations under the Agreement or this Master Confirmation; or Counterparty fails to comply with the Corporate Documents; or

(v)	Counterparty is or will be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(b)	Credit Support Documents.

JPMorgan:	Not applicable.

Counterparty:	Applicable. Section 3 hereof shall be a “Credit Support Document” for purposes of the Transaction.

(c) Calculation Agent.	JPMorgan.

(d)	Delivery of Collateral; Documents. Counterparty agrees that with respect to any Transaction hereunder,

(i)	Counterparty shall, on or prior to the Trade Date, deliver to the Collateral Agent the collateral required to be delivered pursuant to Section 3 hereof.

(ii)

Counterparty shall deliver to JPMorgan, promptly following a request by JPMorgan or an affiliate of JPMorgan, all documents it may reasonably request (which may include, without limitation, opinions of nationally recognized counsel) relating to the identity or existence of Counterparty, the authority of Counterparty with respect to the Agreement, this Master Confirmation, each Supplemental Confirmation, and any related Trade Notification (the “Transaction Documents”), enforceability and non-contravention of the Transaction Documents, and the validity and priority of the security interests granted to JPMorgan or the Collateral Agent hereunder, all in form and substance reasonably satisfactory to JPMorgan.

(e)	Amendment. The terms of Section 2(a) of the Agreement are amended by the addition of the following subclause (iv):

“(iv) In addition to the conditions precedent set forth in Section 2(a)(iii), if applicable, each obligation of each party under Section 2(a)(i) is subject to the condition precedent that no Termination Event has occurred and is continuing with respect to which the other party is the sole Affected Party and with respect to which all outstanding Transactions are Affected Transactions.”

(f)

Additional Representations, Warranties and Agreements of Counterparty. Counterparty hereby represents and warrants to, and agrees with, JPMorgan with respect to each Transaction (which representations and warranties in the case of clause (x) below shall be deemed repeated by Counterparty at all times until the termination of such Transaction), that:

(i)

Material Nonpublic Information. On the Trade Date, each date during the Initial Hedging Period (if applicable), and on each date on which Counterparty takes any action under or in connection with a Transaction, Counterparty is not aware of any material non-public information regarding the Issuer or the Shares. For each Transaction with an Initial Hedging Period, if Counterparty becomes aware of any material non-public information regarding the Issuer at any time subsequent to the Trade Date and prior to being notified by JPMorgan that JPMorgan’s Initial Hedge Position for such Transaction has been established, Counterparty shall immediately notify JPMorgan that one or more of the representations and warranties set forth in this Master Confirmation would be untrue at such time, without specifying the nature of such untruth, and JPMorgan (or its affiliate) shall immediately cease selling Shares in connection with JPMorgan’s Initial Hedge Position.

(ii)

Eligible Contract Participant. Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)	it has total assets in excess of $10,000,000;

(B)

its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(18)(A)(i) through (iv), 1a(18)(A)(v)(I), 1a(18)(A)(vii) or 1a(18)(C) of the CEA; or

(C)

it has a net worth in excess of $1,000,000 and has entered into such Transaction in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(iii)

Recommendation to Retain Independent Legal Counsel. JPMorgan has recommended that Counterparty retain independent legal counsel to represent and advise it in connection with the review, negotiation and execution of this Master Confirmation and the related Supplemental Confirmation and Trade Notification and to advise it of the risks and relevant legal matters involved with its execution thereof and the entry into the Transactions contemplated thereby.

(iv)

Investment Company. Counterparty is not and after giving effect to application of the Prepayment Amount under such Transaction will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v)

No Violation or Conflict. Without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of this Master Confirmation, the related Supplemental Confirmation and any related Trade Notification and any other documentation relating to the Agreement to which it is a party do not (x) violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets or (y) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Counterparty. No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Master Confirmation and any Transactions hereunder.

(vi)	Collateral.

(A)

Counterparty (1) owns and at all times prior to the release of the Collateral pursuant to the terms of Section 3 hereof, will own all Collateral free and clear of any Liens (other than the Security Interests) or Transfer Restrictions and (2) is not a party to or otherwise bound by any agreement (other than Section 3 hereof or any Control Agreement referred to in Section 3(d)(ii)(C) hereof among Collateral Agent and its affiliates) that (x) restricts in any manner the rights of any present or future owner of the Collateral with respect thereto or (y) provides any Person other than Counterparty, the Collateral Agent, JPMorgan or any securities intermediary through which any Collateral is held (but, in the case of any such securities intermediary, only with respect to Collateral held through it) with control with respect to any Collateral.

(B)

Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of (1) the Collateral or (2) any other assets of Counterparty is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, or create a security interest or other encumbrance of any kind on any Collateral.

(C)

All Collateral consisting of securities and all financial assets underlying any Collateral consisting of security entitlements at any time pledged hereunder is and will be issued by an issuer organized under the laws of the United States, any State thereof or the District of Columbia and either (x) certificated (and the certificate or certificates in respect of such securities or financial assets are and will be located in the United States) and registered in the name of Counterparty or held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States or (y) uncertificated and either registered in the name of Counterparty or held through a securities intermediary whose securities intermediary’s jurisdiction (within such meaning) is located in the United States; provided that this representation shall not be deemed to be breached if, at any time, any such Collateral is issued by an issuer that is not organized under the laws of the United States, any State thereof or the District of Columbia, and the parties hereto agree to procedures or amendments hereto necessary to enable the Collateral Agent to maintain, for the benefit of JPMorgan, a valid and continuously perfected security interest in such Collateral, in respect of which the Collateral Agent will have, for the benefit of JPMorgan, control, subject to no Lien. The Counterparty agrees to negotiate in good faith any such procedures or amendments.

(D)

Counterparty’s holding period (calculated in accordance with Rule 144(d) under the Securities Act) with respect to the Initial Pledged Securities commenced at least 12 months prior to the Trade Date for the relevant Transaction. Counterparty has not (x) created or permitted to exist any Lien (other than the Security Interests) or any Transfer Restriction upon or with respect to the Collateral, (y) sold or otherwise disposed of, or granted any option with respect to, any of the Collateral or (z) entered into or consented to any agreement (other than, in the case of clause (I), this Master Confirmation) (I) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (II) pursuant to which any person other than Counterparty, JPMorgan and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have control (as defined in Section 3(a)(ii) hereof) in respect of any Collateral.

(E)

Counterparty has not performed and will not perform any acts that might prevent the Collateral Agent or any other Secured Party from enforcing any of the terms of Section 3 hereof or that might limit the Collateral Agent or Secured Party in any such enforcement.

(F)

Counterparty is organized as a limited liability company, its name is as it appears on the signature page hereof and its Location is Delaware. No other legal name has been used by Counterparty (and the jurisdiction in which each such name was used by Counterparty) in the preceding five years.

(vii)

Further Assurances. From time to time from and after the Trade Date through the Settlement Date for the final Component or the Cash Settlement Payment Date, as the case may be, Counterparty shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Agreement, this Master Confirmation, the related Supplemental Confirmation and any related Trade Notification in accordance with the terms and conditions hereof and thereof, including (A) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (B) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement, this Master Confirmation, the related Supplemental Confirmation and any related Trade Notification in accordance with the terms and conditions hereof and thereof.

(viii)

Notice. Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it would be the Defaulting Party, a Termination Event in respect of which it would be an Affected Party, a Potential Adjustment Event or an Extraordinary Event (including without limitation an Additional Disruption Event), notify JPMorgan within one Scheduled Trading Day of the occurrence of obtaining such knowledge.

(ix)

Affiliate Status. Counterparty is not and for at least three months prior to the Trade Date has not been an “affiliate” of the Issuer (as such term is defined in Rule 144 under the Securities Act) and will not become such an affiliate (including, without limitation, by way of engaging in any activity described in Section 2(a)(iii) hereof) of the Issuer at any time up to, and including the Cash Settlement Payment Date or the Settlement Date for the final Component, as the case may be.

(x)

Bankruptcy Code Affiliate Status. Counterparty is not, shall not at any time become, and shall not take any action that with the passage of time or the satisfaction of conditions would or would reasonably be expected to cause it to become, an “affiliate” of the Issuer (as such term is defined in Section 101(2) of the Bankruptcy Code).

(xi)

Issuer Corporate Policy. None of the transactions contemplated herein will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Counterparty or its affiliates, including, but not limited to, the Issuer’s window period policy.

(xii)

Reporting. Counterparty is and, after giving effect to such Transaction, will be in compliance with its reporting obligations under Section 16 and Section 13 of the Exchange Act, and Counterparty will provide JPMorgan with a copy of any report filed thereunder in respect of such Transaction promptly upon filing thereof.

(xiii)

No Plan Assets. The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(xiv)

No Registered Sales. Counterparty has not sold any Shares pursuant to an effective registration statement at any time during the 30 days prior to the Trade Date, and will not make any such sales of Shares at any time during the Initial Hedging Period or during the 30 days following the Hedge Completion Date. If Cash Settlement is applicable to a Transaction, at and around the time of settlement, Counterparty agrees not to sell any Shares through delivery of a prospectus, without the prior consent of JPMorgan.

(g)	U.S. Private Placement Representations. Each of JPMorgan and Counterparty hereby represents and warrants to the other party as of the Trade Date of each Transaction that:

(i)

It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Transaction, and it is able to bear the economic risk of such Transaction.

(ii)

It is entering into such Transaction for its own account and not with a view to the distribution or resale of such Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

(h)	Schedule Provisions. The Agreement is further supplemented by the following provisions:

(i)	Termination Provisions.

(A)	“Specified Entity” means with relation to JPMorgan and Counterparty: None.

(B)	The “Cross Default” provisions of Section 5(a)(vi) of the Agreement and the “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Counterparty only.

For purposes of such provisions:

“Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement.

“Threshold Amount” means USD 250,000.

(ii)	Multiple Transaction Payment Netting shall apply for the purpose of Section 2(c) of the Agreement to all Transactions under this Master Confirmation.

(iii)

All information and documentation provided to JPMorgan pursuant to Sections 2(d), (f) and (g) of this Master Confirmation shall be covered by Counterparty’s representations pursuant to Section 3(d) of the Agreement.

(iv)	The Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(v)

Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof, (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof, and (3) adding the following words at the end of (vi) “provided, that the parties agree that an electronic “delivery receipt” generated in connection with the dispatch of such e-mail shall constitute sufficient evidence of delivery of such notice,”.

3.	COLLATERAL PROVISIONS.

(a)	Definitions.

(i)	As used in this Master Confirmation, the following words and phrases shall have the following meanings:

“Authorized Officer” of Counterparty means any officer as to whom Counterparty shall have delivered notice to the Collateral Agent that such officer is authorized to act hereunder on behalf of Counterparty.

“Collateral Account” shall mean the securities account specified as such in a Supplemental Confirmation or Trade Notification, and shall include all accounts or subaccounts (including deposit accounts) related thereto, and all deposits, stocks, securities, bonds, instruments and other property credited thereto or carried therein.

“Collateral Event of Default” means, at any time, the occurrence of either of the following: (A) failure of the Collateral to include, as Eligible Collateral for each Transaction hereunder, at least a number of Shares equal to the Number of Transaction Shares, or (B) failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior or equal Lien, and, with respect to any Collateral consisting of securities or security entitlements, as to which the Collateral Agent has, on behalf of JPMorgan, control, or, in each case, assertion of such by Counterparty in writing. Any Collateral Event of Default shall be an Event of Default under the Agreement with respect to which Counterparty shall be the Defaulting Party.

“Control Agreement” means a securities account control agreement or other similar agreement executed by a securities intermediary, including without limitation any master securities control agreement among the Collateral Agent and any of its affiliates, as amended from time to time, pursuant to which such securities intermediary agrees to comply with entitlement orders originated by the Collateral Agent with respect to the Collateral without further consent by Counterparty.

“DTC” means The Depository Trust Company, a New York corporation, or its successor.

“Early Termination Event” means an Event of Default or Potential Event of Default with respect to which Counterparty is the Defaulting Party or any Termination Event (including, for the avoidance of doubt, the Additional Termination Events specified herein) with respect to which Counterparty is an Affected Party or an Extraordinary Event that results in the obligation of Counterparty to pay an amount pursuant to Article 12 of the Equity Definitions.

“Eligible Collateral” means Shares; provided that Counterparty has good and marketable title thereto, free of all Liens (other than the Security Interests) and Transfer Restrictions and that the Collateral Agent has a valid, first priority perfected security interest therein, a first lien thereon and control with respect thereto.

“Lien” means any lien, mortgage, security interest, pledge, charge, adverse claim or encumbrance of any kind.

“Pledged Items” means, as of any date, any and all securities and instruments delivered by Counterparty to be held by the Collateral Agent under this Section 3 as Collateral.

“Secured Party” means the Collateral Agent, on behalf of itself and as agent of and for the benefit of JPMorgan.

“Security Interests” means the security interests in the Collateral created hereby.

“Transfer Restriction” means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto whether set forth in such security or other property itself or in any document related thereto, including without limitation (A) any requirement that any sale, assignment or other transfer or enforcement of such security or other property be consented to or approved by any Person, including without limitation the issuer thereof or any other obligor thereon, (B) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security or other property, (C) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such security or other property, prior to the sale, pledge, assignment or other transfer or enforcement of such security or other property, (D) any registration or qualification requirement or prospectus delivery requirement for such security or other property pursuant to any federal, state or foreign securities law (including without limitation any such requirement arising under the Securities Act) and (E) any legend or other notification appearing on any certificate representing such property to the effect that any such condition or restriction exists; provided that the required delivery of any assignment, instruction or entitlement order from the seller, Counterparty, assignor or transferor of such security or other property, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction.”

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

(ii)	Except as otherwise set forth herein, each of the following terms as used herein shall have the meanings given such term in the UCC section set forth opposite such term:

Term	Section
certificated security	8-102(a)(4)
control	8-106 and 9-106
financial assets	8-102(a)(9)
investment property	9-102(a)(49)
location	9-307
person	1-201(b)(27)
securities	8-102(a)(15)
securities intermediary	8-102(a)(14)
security entitlement	8-102(a)(17)
uncertificated security	8-102(a)(18)

(b)

The Security Interests. In order to secure the full and punctual observance and performance of all present and future obligations of Counterparty to JPMorgan under the Agreement (including without limitation all obligations of Counterparty under Sections 2, 6 and 11 of the Agreement), this Master Confirmation, each Supplemental Confirmation, Trade Notification and each Transaction hereunder:

(i)

Counterparty hereby assigns, pledges and grants to the Collateral Agent, as agent of and for the benefit of JPMorgan, security interests in and to, and a lien upon and right of set-off against, all of Counterparty’s right, title and interest in and to (A) the Pledged Items described in Section 3(b)(ii) hereof and any Pledged Items identified in any certificate delivered by Counterparty pursuant to Section 3(d)(i) hereof; (B) all additions to such Pledged Items (including without limitation any securities, instruments or other property delivered or pledged pursuant to Section 3(c)(i) or 3(d)(i) hereof (such additions, the “Additions”)); (C) all income, proceeds (as defined in the UCC) and collections received or to be received, or derived or to be derived, now or at any time hereafter from or in connection with the Pledged Items or the Additions; and (D) the Collateral Account and all securities or other financial assets and other funds, property or assets from time to time held therein or credited thereto and all securities entitlements in respect thereof (collectively, the “Collateral”).

(ii)

On or prior to the Trade Date of such Transaction, Counterparty shall deliver to the Collateral Agent in pledge hereunder Eligible Collateral consisting of a number of Shares equal to the Number of Transaction Shares (the “Initial Pledged Securities”). Such Shares shall be in book-entry form without any restrictive legends, and shall be registered in the name of the DTC’s nominee, maintained in the form of book entries on the books of the DTC, and shall be allowed to be settled through DTC’s regular book-entry settlement services.

(iii)

The Security Interests are granted as security only and shall not subject the Collateral Agent or JPMorgan to, or transfer or in any way affect or modify, any obligation or liability of Counterparty or the Issuer with respect to any of the Collateral or any transaction in connection therewith.

(iv)

The parties hereto expressly agree that all rights, assets and property at any time held or credited as Collateral hereunder shall be treated as financial assets. To the extent that the Collateral Agent acts in the capacity of securities intermediary in respect of any of the Collateral hereunder, it hereby agrees, in such capacity, to comply with any “entitlement order” (as defined in Section 8-102 of the UCC) originated by the Collateral Agent or JPMorgan relating to such Collateral without further consent by Counterparty or any other person. Counterparty consents to the foregoing agreement by the Collateral Agent in its capacity as securities intermediary.

(v)

If such Transaction has an Initial Hedging Period, on or promptly after the Hedge Completion Date, if the Number of Transaction Shares as specified in the related Trade Notification is less than the Initial Pledged Securities, the Collateral Agent shall release to Counterparty the excess (if any) of (x) the Initial Pledged Securities held by the Collateral Agent as Collateral hereunder over (y) the Number of Transaction Shares as specified in the related Trade Notification.

(c)

Certain Covenants of Counterparty. Counterparty agrees that, so long as any of Counterparty’s obligations under the Agreement (including without limitation all obligations of Counterparty under Sections 2 and 6 of the Agreement), this Master Confirmation and any Transaction hereunder remain outstanding:

(i)

Counterparty shall ensure at all times that a Collateral Event of Default shall not occur, and shall pledge additional Collateral in the manner described in Sections 3(d)(i) and 3(d)(ii) hereof as necessary to cause such requirement to be met.

(ii)

Counterparty shall, at the expense of Counterparty and in such manner and form as JPMorgan or the Collateral Agent may require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to (A) create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (B) create or maintain control with respect to any such security interests in any investment property or (C) enable the Collateral Agent to exercise and enforce its rights and the rights of JPMorgan hereunder with respect to such security interest. Counterparty hereby authorizes the Collateral Agent to file such financing statements, naming Counterparty as debtor and providing such description of Collateral, as the Collateral Agent deems necessary or advisable.

(iii)

Counterparty shall warrant and defend Counterparty’s title to the Collateral, subject to the rights of the Collateral Agent and JPMorgan, against the claims and demands of all Persons. The Collateral Agent and JPMorgan (or, as they may agree, one of them) may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

(iv)

Counterparty agrees that Counterparty shall not change any of (A) Counterparty’s name, or (B) Counterparty’s location, unless in any such case (x) Counterparty shall have given the Collateral Agent not less than 30 days’ prior notice thereof and (y) such change shall not cause any of the Security Interests to become unperfected, cause JPMorgan to cease to have control in respect of any of the Security Interests in any Collateral consisting of investment property or subject any Collateral to any other Lien.

(v)

Counterparty agrees that Counterparty shall not (A) create or permit to exist any Lien (other than the Security Interests) or any Transfer Restriction upon or with respect to the Collateral, (B) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (C) enter into or consent to (x) any agreement (other than this Master Confirmation) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (y) any agreement (other than any Control Agreement referred to in Section 3(d)(ii)(C) hereof among Collateral Agent and its affiliates) pursuant to which any Person other than Counterparty, the Collateral Agent, JPMorgan and any securities intermediary through which any of the Collateral is held (but, in the case of any such securities intermediary, only in respect of Collateral held through it) has or will have control in respect of any Collateral or (D) make any transfer or withdrawal of Collateral from the Collateral Account except pursuant to, and in accordance with, Section 3(d)(iv) below, in each case prior to termination of the Security Interests pursuant to paragraph (j) of this Section 3.

(d)	Administration of the Collateral and Valuation of the Securities.

(i)

Counterparty may pledge hereunder additional Collateral acceptable to JPMorgan at any time by delivery of such Collateral pursuant to subsection (ii) below. Concurrently with the delivery of any additional Eligible Collateral, Counterparty shall deliver to the Collateral Agent a certificate of an Authorized Officer of Counterparty substantially in the form of Exhibit C hereto and dated the date of such delivery, (A) identifying the additional items of Eligible Collateral being pledged and (B) certifying that with respect to such items of additional Eligible Collateral the representations and warranties contained in Section 2(f)(v) hereof are true and correct with respect to such Eligible Collateral on and as of the date thereof.

(ii)

Any delivery of any securities or security entitlements as Collateral to the Collateral Agent by Counterparty shall be effected (A) in the case of Collateral consisting of certificated securities registered in the name of Counterparty, by delivery of certificates representing such securities to the Collateral Agent, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank (including any related documentation required by the transfer agent for such securities in connection with effecting or registering transfer), with signatures appropriately guaranteed, all in form and substance satisfactory to the Collateral Agent, and the crediting of such securities to the Collateral Account, (B) in the case of Collateral consisting of uncertificated securities registered in the name of Counterparty, by transmission by Counterparty of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of the Collateral Agent or its nominee, accompanied by any required transfer tax stamps, and the issuer’s compliance with such instructions, (C) in the case of securities in respect of which security entitlements are held by Counterparty through a securities intermediary other than the Collateral Agent, by the crediting of such securities, accompanied by any required transfer tax stamps, to a securities account of the Collateral Agent or Counterparty at such securities intermediary or, at the option of the Collateral Agent, at another securities intermediary satisfactory to the Collateral Agent and, if such securities account is an account of Counterparty, the execution by such securities intermediary, Counterparty and the Collateral Agent of a Control Agreement in form and substance satisfactory to the Collateral Agent and (D) in the case of securities in respect of which security entitlements are held by Counterparty through the Collateral Agent as Counterparty’s securities intermediary (including securities in respect of which securities entitlements are held by Counterparty through the Collateral Account), by the grant of the Security Interests hereunder. Counterparty hereby consents to, and agrees to be bound by, any Control Agreement referred to in clause (C) above, including without limitation the agreement of any securities intermediary to comply with entitlement orders of the Collateral Agent pursuant thereto.

(iii)

If on any Scheduled Trading Day the Collateral Agent determines that a Collateral Event of Default shall have occurred, the Collateral Agent shall promptly notify Counterparty of such determination by telephone call to an Authorized Officer of Counterparty followed by a written confirmation of such call.

(iv)

If on any Scheduled Trading Day the Collateral Agent determines that no Early Termination Event or failure by Counterparty to meet any of Counterparty’s obligations under Section 3(c) or 3(d) hereof has occurred and is continuing, Counterparty may obtain the release from the Security Interests of any Collateral upon delivery to the Collateral Agent of a written notice from an Authorized Officer of Counterparty indicating the items of Collateral to be released so long as, after such release, no Collateral Event of Default shall have occurred.

(v)

The Collateral Agent may at any time or from time to time, in its sole discretion, cause any or all of the Collateral that is registered in the name of Counterparty or Counterparty’s nominee to be transferred of record into the name of the Collateral Agent or Collateral Agent’s nominee. Counterparty shall promptly give to the Collateral Agent copies of any notices or other communications received by Counterparty with respect to Collateral that is registered, or held through a securities intermediary, in the name of Counterparty or Counterparty’s nominee and the Collateral Agent shall promptly give to Counterparty copies of notices and communications received by the Collateral Agent with respect to Collateral that is registered, or held through a securities intermediary, in the name of the Collateral Agent or its nominee; provided that (A) the Collateral Agent shall only be required to deliver such notices or other communications as have actually been received by it in respect of the Collateral and (B) the Collateral Agent shall only be required to make such deliveries as quickly as reasonably practicable after its receipt of such notices or other communications; provided, further, that proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral that is registered, or held through a securities intermediary, in the name of the Collateral Agent or its nominee shall be subject to Section 3(e)(ii) hereof and shall not be subject to this Section 3(d)(v). Except as specifically set forth herein, the Collateral Agent shall have no further obligation to ascertain, or to notify Counterparty of, the occurrence of any events or actions concerning Collateral that is registered, or held through a securities intermediary, in the name of the Collateral Agent or its nominee and the Collateral Agent shall not be deemed to assume any such further obligation as a result of its establishment of any internal procedures with respect to any securities in its possession.

(vi)	Counterparty agrees that Counterparty shall forthwith upon demand pay to the Collateral Agent:

(A)	the amount of any taxes that the Collateral Agent or JPMorgan may have been required to pay by reason of the Security Interests or to free any of the Collateral from any Lien thereon, and

(B)

the amount of any and all out-of-pocket expenses, including the fees and disbursements of counsel and of any other experts, that the Collateral Agent or JPMorgan may incur in connection with (1) the enforcement of this Section 3, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interests, (2) the collection, sale or other disposition of any of the Collateral, (3) the exercise by the Collateral Agent of any of the rights conferred upon it hereunder or (4) any Early Termination Event.

Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 2% plus the rate announced from time to time by JPMorgan as its prime rate.

(vii)

If Physical Settlement applies, for each Component of a Transaction, unless (i) by 10:00 a.m., New York City time, on the relevant Settlement Date, Counterparty shall have otherwise effected delivery of the Number of Shares to be Delivered, and (ii) the Collateral (as defined in Section 3(b) hereof) then held by or on behalf of JPMorgan does not include Shares with respect to which the representations and agreements set forth in Section 9.11 of the Equity Definitions are true and satisfied (or, at the absolute discretion of JPMorgan, Shares with respect to which such representations and agreements are not true or satisfied), then the delivery provided by Section 9.2 of the Equity Definitions shall be effected, in whole or in part, as the case may be, by delivery on the relevant Settlement Date by the Collateral Agent to an affiliate of JPMorgan designated by JPMorgan of a number of Shares then held as Collateral hereunder by or on behalf of JPMorgan, not to exceed the Number of Shares to be Delivered for such Component. Upon any such delivery, JPMorgan shall hold such Shares absolutely and free from any claim or right whatsoever (including without limitation any claim or right of Counterparty).

(viii)

Unless, by 10:00 a.m., New York City time, on the date Counterparty owes any Payment Obligation in Respect of Extraordinary Dividends under Section 1 hereof, Counterparty shall have otherwise satisfied such obligation and at such time or any later time on such date prior to satisfaction of such obligation the Collateral then held hereunder by or on behalf of JPMorgan includes all or any part of the cash required to be so paid, then the payment required pursuant to the preceding paragraph shall be effected, in whole or in part, as the case may be, by delivery by the Collateral Agent to JPMorgan of an amount of cash equal to the amount thereof so required to be paid.

(e)	Income and Voting Rights in Collateral.

(i)

The Secured Party shall have the right to receive and retain in the Collateral Account all proceeds of the Collateral (including, without limitation, any and all income, payments, dividends or distributions of whatever kind of character, whether in cash or other rights or property, at any time or from time to time made, owing or payable on account of any Collateral) as additional Collateral, and Counterparty shall take all such action as the Secured Party shall deem necessary or appropriate to give effect to such right.

(ii)

Unless an Early Termination Event shall have occurred and be continuing, Counterparty shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral, provided that Counterparty shall not vote the Collateral or give consents, waivers or ratifications in connection with the Collateral that could reasonably be expected to impair the value of the Collateral and/or the Collateral Agent’s rights under this Master Confirmation or diminish its control over the Collateral, and the Collateral Agent shall, upon receiving a written request from Counterparty accompanied by a certificate of Counterparty stating that no Early Termination Event shall have occurred and be continuing, deliver to Counterparty or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral that is registered, or held through a securities intermediary, in the name of the Collateral Agent or its nominee as shall be specified in such request and shall be in form and substance satisfactory to the Collateral Agent; provided, however, that (A) the Collateral Agent shall only be required to deliver such proxies, powers of attorneys, consents, ratifications and waivers as have actually been received by it in respect of the Collateral and (B) the Collateral Agent shall only be required to make such deliveries as quickly as reasonably practicable after its receipt of the relevant documents and the written request.

(iii)

If an Early Termination Event shall have occurred and be continuing, the Collateral Agent shall have the right, to the extent permitted by law, and Counterparty shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof.

(f)	Remedies upon Early Termination Events.

(i)

If any Early Termination Event shall have occurred and be continuing, the Collateral Agent may exercise on behalf of JPMorgan all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as may be required by mandatory provisions of law, may, if a Counterparty Payment Event (as defined in Section 4(i) hereof) occurs: (A) deliver all Collateral consisting of Shares or Converted Property (as defined in Section 4(i) hereof), but not in excess of the number thereof that Counterparty is obligated to deliver pursuant to Section 4(i) hereof, to an affiliate of JPMorgan designated by JPMorgan on the date such Shares are required to be delivered hereunder in satisfaction of Counterparty’s obligations to deliver Shares under such Section 4(i) (such delivery, a “Self-Delivery”), whereupon such affiliate shall hold such Shares absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of Counterparty that may be waived or any other right or claim of Counterparty, and Counterparty, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Counterparty has or may have under any law now existing or hereafter adopted; and (B) if such Self-Delivery shall be insufficient to satisfy in full all of the obligations of Counterparty under the Agreement or hereunder, sell all of the remaining Collateral, or such lesser portion thereof as may be necessary to generate proceeds sufficient to satisfy in full all of the obligations of Counterparty under the Agreement or hereunder.

(ii)

Counterparty hereby irrevocably appoints the Collateral Agent as Counterparty’s true and lawful attorney (which power of attorney is coupled with an interest), with full power of substitution, in the name of Counterparty, the Collateral Agent or JPMorgan or otherwise, for the sole use and benefit of the Collateral Agent and JPMorgan, but at the expense of Counterparty, to the extent permitted by law, to exercise, at any time and from time to time while an Early Termination Event has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(A)	to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(B)	to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(C)

to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof and in connection therewith, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus to be (or that is being or has been) sold, transferred, assigned or otherwise dealt in, and

(D)

to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto; provided that the Collateral Agent shall give Counterparty not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that threatens to decline speedily in value, including without limitation equity securities, or is of a type customarily sold on a recognized market. The Collateral Agent and Counterparty agree that such notice constitutes “reasonable authenticated notification” within the meaning of Section 9-611 of the UCC. If so requested by the Collateral Agent, by JPMorgan or by any buyer of the Collateral or a portion thereof, Counterparty shall further ratify and confirm any action taken pursuant to such power of attorney by executing and delivering to the Collateral Agent, to JPMorgan or to such buyer or buyers at the expense of Counterparty all proper deeds, bills of sale, instruments of assignment, conveyance or transfer, releases, instructions and entitlement orders as may be designated in any such request.

(iii)

Counterparty recognizes that JPMorgan may choose or be required under applicable law to effect a sale of all or a part of the Collateral by means of one or more private sales, and that the purchasers in such private sales may be obliged to agree, among other things, to acquire such Collateral for their own account and not with a view to the distribution or resale thereof except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act. Counterparty agrees that private sales so made may be at prices and other terms less favorable to the seller than if such Collateral were sold at public sales, and that JPMorgan has no obligation to delay sale of any such Collateral for the period of time necessary to permit a public sale thereof, including without limitation to allow the issuer of such Collateral, even if such issuer would agree, to register such Collateral for public sale under such applicable securities laws. Counterparty agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(iv)

Counterparty hereby (i) acknowledges that selling or otherwise disposing of Collateral consisting of Shares in accordance with the restrictions set forth in Section 4(a) and the other provisions of this Master Confirmation may result in prices and terms less favorable to the Collateral Agent and/or JPMorgan than those that could be obtained by selling or otherwise disposing of any such Shares at one time in a single transaction and (ii) agrees and acknowledges that no method of sale or other disposition of the available portion of any such Shares shall be deemed commercially unreasonable because of any action taken or not taken by the Collateral Agent and/or JPMorgan to comply with such restrictions. For the avoidance of doubt, the inability of the Collateral Agent and/or JPMorgan to acquire, receive or exercise rights with respect to Collateral consisting of Shares at any time as a result of Section 4(a) below shall not preclude the Collateral Agent and/or JPMorgan from taking such action at a later time when such inability no longer exists. Notwithstanding any provision of this Master Confirmation to the contrary, none of the Collateral Agent or JPMorgan shall become the record or beneficial owner, or otherwise have any rights as a holder, of any Collateral consisting of Shares that the Collateral Agent and/or JPMorgan is not entitled to exercise any other remedies in respect of at any time until such time as the Collateral Agent and/or JPMorgan is permitted to exercise such remedies in respect thereof pursuant to the limitations set forth in Section 4(a).

(g)	The Collateral Agent.

(i)

JPMorgan hereby irrevocably appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Section 3 as are delegated to the Collateral Agent by the terms hereof, together with all such powers as are reasonably incidental thereto.

(ii)	The obligations of the Collateral Agent hereunder are only those expressly set forth in this Section 3.

(iii)

The Collateral Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(iv)

Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with this Section 3 (A) with the consent or at the request of JPMorgan or (B) in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

(v)

Counterparty shall indemnify the Collateral Agent against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Collateral Agent’s gross negligence or willful misconduct) that the Collateral Agent may suffer or incur in connection with this Section 3 or any action taken or omitted by the Collateral Agent under this Section 3.

(vi)

Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent, bailee, clearing corporation or securities intermediary or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent, bailee, clearing corporation or securities intermediary selected by the Collateral Agent in good faith (or selected by an agent, bailee, clearing corporation or securities intermediary so selected by the Collateral Agent or by any agent, bailee, clearing corporation or securities intermediary selected in accordance with this parenthetical phrase).

(vii)

Any corporation or association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its agency business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall, subject to the prior written consent of JPMorgan, be and become a successor Collateral Agent hereunder and vested with all of the title to the Collateral and all of the powers, discretions, immunities, privileges and other matters as was its predecessor without, except as provided above, the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(h)	Miscellaneous.

(i)

Any securities intermediary that executes a Control Agreement and its successors and assigns shall be entitled to rely on the consent and agreement of Counterparty in Section 3(d)(ii) as if such consent had been given directly to, and such agreement had been made directly with, such securities intermediary.

(ii)

As to Pledged Items located in any jurisdiction other than the State of New York, the Collateral Agent on behalf of JPMorgan shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction. The parties hereto hereby agree that the securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) with respect to the Collateral Agent, insofar as it acts as a securities intermediary hereunder or in respect hereof, is the State of New York.

(iii)

No Right to Rehypothecate Securities. So long as no Early Termination Event has occurred, JPMorgan shall not have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business, any Collateral.

(i)

Termination of Security Interest. The rights hereby granted by Counterparty in the Collateral shall cease, terminate and be void upon fulfilment of all of the obligations of Counterparty under each Transaction hereunder. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and delivered to Counterparty by the Collateral Agent, all at the request and expense of Counterparty.

4.	MISCELLANEOUS.

(a)

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, JPMorgan may not take delivery of any Shares deliverable hereunder or exercise remedies as described in Section 3 hereof in respect of Shares constituting Collateral (any such delivery or exercise of remedies, a “Share Acquisition”) and Automatic Physical Settlement shall not apply to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage would exceed 8.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported Share Acquisition hereunder shall be void and have no effect to the extent (but only to the extent) that, after such Share Acquisition, (x) the Section 16 Percentage would exceed 8.5%, or (y) the Share Amount would exceed the Applicable Share Limit. If any Share Acquisition hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligations in respect of such Share Acquisition shall not be extinguished and Counterparty shall fulfill such obligations as promptly as practicable after, but in no event later than one Scheduled Trading Day after, JPMorgan gives notice to Counterparty that, after such Share Acquisition, (I) the Section 16 Percentage would not exceed 8.5%, and (II) the Share Amount would not exceed the Applicable Share Limit. “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that JPMorgan and any of its affiliates or any other person subject to aggregation with JPMorgan for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which JPMorgan is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Share Amount” as of any day is the number of Shares that JPMorgan and any person whose ownership position would be aggregated with that of JPMorgan (JPMorgan or any such person, a “JPMorgan Person”) under any law, rule, regulation or regulatory order or any organizational documents of the Issuer or any agreement to which Issuer is a party that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable

Restriction, as determined by JPMorgan in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a JPMorgan Person, or would result in an adverse effect on a JPMorgan Person, under any Applicable Restriction, as determined by JPMorgan in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(b)

Right to Extend. JPMorgan may postpone, in whole or in part, any Valuation Date or any other date of valuation or delivery (in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares with respect to one or more Components of any Transaction hereunder) if JPMorgan determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve JPMorgan’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable JPMorgan to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to JPMorgan.

(c)	Amendments to the Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)

Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with “an” and adding the following words at the end thereof “or options on such Shares”;

(ii)

Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an”, and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)

Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an” and adding the following words at the end thereof “or options on such Shares”;

(iv)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (x) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (y) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at JPMorgan’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA 2002 Master Agreement with respect to that Issuer.”;

(v)

Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vi)

Section 12.9(b)(v) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); (2) deleting subsection (C) in its entirety and deleting the word “or” immediately preceding subsection (C); (3) inserting after the phrase “If such notice is not given” in the third sentence thereof the words “or the Non-Hedging Party has not elected an alternative specified in clause (A) or (B) above”; (4) replacing in the penultimate sentence the words “either party” with “the Hedging Party”; and (5) deleting clause (X) and the words “or (Y)” in the final sentence.

(d)

Indemnification. In addition to any remedies afforded JPMorgan in connection with any Transaction hereunder, under this Master Confirmation, any Supplemental Confirmation or any related Trade Notification, Counterparty agrees to indemnify and hold harmless JPMorgan, its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of or in connection with such Transaction, this Master Confirmation, such Supplemental Confirmation and any such Trade Notification, including without limitation any losses, claims, damages, judgments, liabilities and expenses due, in whole or in part, to any breach of any covenant or representation made by Counterparty in the Agreement, this Master Confirmation, such Supplemental Confirmation and any such Trade Notification, or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided that Counterparty shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Counterparty any amounts previously expended by Counterparty hereunder).

(e)

Transfer or Assignment. Counterparty may not transfer any of its rights or obligations under any Transaction hereunder without the prior written consent of JPMorgan. JPMorgan may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under any Transaction hereunder (A) to any affiliate of JPMorgan (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than JPMorgan’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by JPMorgan generally for similar transactions, by JPMorgan or JPMorgan Chase & Co., or (B) to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of JPMorgan at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and JPMorgan. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Forward Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), JPMorgan is unable after using its commercially reasonable efforts to effect a transfer or assignment of any Transaction hereunder to a third party on pricing terms reasonably acceptable to JPMorgan and within a time period reasonably acceptable to JPMorgan such that no Excess Ownership Position exists, then JPMorgan may designate any Exchange Business Day as an Early Termination Date with respect to a portion of such Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that JPMorgan so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to such Transaction and a Number of Transaction Shares equal to the number of Shares for the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction. The “Forward Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the aggregate Number of Transaction Shares for all Transactions hereunder, and (B) the denominator of which is the number of Shares outstanding.

(f)

Designation by JPMorgan. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform JPMorgan’s obligations in respect of any Transaction hereunder and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Counterparty to the extent of any such performance.

(g)

Non-confidentiality. JPMorgan and Counterparty agree that Counterparty and Counterparty’s employees, representatives, or other agents are authorized to disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of any Transaction hereunder and all analyses that have been provided to Counterparty relating to such tax treatment and tax structure.

(h)

Securities Contract. The parties hereto intend that (i) JPMorgan be a financial institution within the meaning of Section 101(22) of the Bankruptcy Code, (ii) the Agreement and this Master Confirmation, together with any Supplemental Confirmations and any related Trade Notification, be a securities contract, as such term is defined in Section 741(7) of the Bankruptcy Code, (iii) each and every transfer of funds, securities and other property under the Agreement and this Master Confirmation (and any Transaction hereunder) be a settlement payment or a margin payment and a transfer, as such terms are used in Section 546(e) of the Bankruptcy Code, (iv) the rights given to JPMorgan hereunder upon an Event of Default constitute a contractual right to cause the liquidation, termination or acceleration of a securities contract, a contraction right to offset or net out any termination value, payment amount or other transfer obligation and a contractual right under a security agreement or arrangement or other credit enhancement, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code, and (v) JPMorgan be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(i)

Payments on Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of any Transaction hereunder or the determination of an amount owed following occurrence of an Extraordinary Event that results in the cancellation or termination of any Transaction hereunder pursuant to Article 12 of the Equity Definitions, if Counterparty would owe any amount to JPMorgan pursuant to Section 6(d)(ii) of the Agreement or any amount pursuant to Section 12.7 or 12.9 of the Equity Definitions (any such amount, a “Counterparty Payment Amount” and such event that would so result in Counterparty owing any such amount, a “Counterparty Payment Event”), then, except to the extent that JPMorgan proceeds to realize upon the Collateral and to apply the proceeds of such realization to any obligation of Counterparty hereunder and under the Agreement (other than via a Self-Delivery as provided in Section 3(f) hereof), on the date on which any Counterparty Payment Amount is due, in lieu of any payment or delivery of such Counterparty Payment Amount, JPMorgan may elect, at its option, for Counterparty to deliver to JPMorgan a number of Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event (“Converted Property”), a number or amount of such securities or property) with a value equal to the Counterparty Payment Amount, as determined by the Calculation Agent, in which case the provisions set forth in Section 3(f) hereof shall apply. Notwithstanding any provision of the Agreement, the Equity Definitions or this Master Confirmation to the contrary, in determining any amount payable upon the occurrence of an Early Termination Date or a cancellation or termination of the Transactions pursuant to Article 12 of the Equity Definitions, JPMorgan may specify that the party determining such amount shall use a risk bid price or a closing price, volume-weighted average price or other market price for the Shares determined by JPMorgan over a period reasonably determined by JPMorgan.

(j)

Qualified Financial Contract. The parties hereto acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, JPMorgan shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties hereto have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, JPMorgan shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty or Counterparty Entity, as the case may be; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” JPMorgan shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity” (provided, however, that where Counterparty is a natural person, any reference inapplicable to natural persons, including but not limited to jurisdiction of incorporation or organizational documents, shall be disregarded). In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. For purposes of this paragraph, references to “this Agreement” also include any confirmation entered into between the parties prior to the date hereof and any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to JPMorgan replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(k)	Agreements regarding Supplemental Confirmations and Trade Notifications.

(i)

Counterparty accepts and agrees to be bound by the contractual terms and conditions as set forth in the related Supplemental Confirmation and the related Trade Notification for each Transaction hereunder, absent manifest error. Upon receipt of the related Supplemental Confirmation, Counterparty shall promptly execute and return such Supplemental Confirmation to JPMorgan; provided that Counterparty’s failure to so execute and return the Supplemental Confirmation shall not affect the binding nature of the Supplemental Confirmation, and the terms set forth therein shall be binding on Counterparty to the same extent, and with the same force and effect, as if Counterparty had executed a written version of the Supplemental Confirmation.

(ii)

Counterparty and JPMorgan agree and acknowledge that (A) the Transactions contemplated by this Master Confirmation will be entered into in reliance on the fact that this Master Confirmation, the Supplemental Confirmations thereto and any related Trade Notification form a single agreement between Counterparty and JPMorgan, and JPMorgan would not otherwise enter into such Transactions, (B) this Master Confirmation, together with each Supplemental Confirmation and any related Trade Notification, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (C) the Supplemental Confirmation and any related Trade Notification, regardless of whether transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Master Confirmation and each Supplemental Confirmation constitute a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and such Supplemental Confirmation.

(iii)

Counterparty and JPMorgan further agree and acknowledge that this Master Confirmation together with the Supplemental Confirmations thereto and any related Trade Notifications thereto constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the UCC.

(l)

New York Branch. JPMorgan is entering into the Agreement and this Master Confirmation, each Supplemental Confirmation and the related Trade Notification through its New York branch. Notwithstanding the foregoing, JPMorgan represents to Counterparty that the obligations of JPMorgan are the same as if it had entered into the Agreement and this Master Confirmation, each Supplemental Confirmation and such Trade Notification through its head or home office in Ohio.

(m)	Amendment or Waiver. Any provision of this Master Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(n)

Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO ANY TRANSACTION HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO EACH TRANSACTION HEREUNDER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(o)

Choice of Law. This Master Confirmation shall in all respects be construed in accordance with and governed by the laws of the State of New York (without reference to choice of law doctrine); provided that as to Pledged Items located in any jurisdiction other than the State of New York, the Collateral Agent on behalf of JPMorgan shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction. The parties hereto hereby agree that the Collateral Agent’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) insofar as it acts as a securities intermediary hereunder or in respect hereof, is the State of New York.

(p)	Agreements and Acknowledgments Regarding Hedging. Counterparty understands, acknowledges and agrees, in respect of each Transaction hereunder, that:

(i)

At any time on and prior to the Valuation Date for the final Component, JPMorgan and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to adjust its hedge position with respect to such Transaction;

(ii)

JPMorgan and its affiliates also may be active in the market for Shares or other securities or options or futures contracts or swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to such Transaction;

(iii)

JPMorgan shall make its own determination as to whether, when or in what manner any hedging or market activities in relation to such Transaction shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to such Transaction; and

(iv)

Any market activities of JPMorgan and its affiliates with respect to such Transaction may affect the market price and volatility of Shares, as well as the Settlement Price, each in a manner that may be adverse to Counterparty.

(q)

Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication or electronic mail.

(i)	Notices to Counterparty shall be directed as follows:

	To:	L-5 Healthcare Partners, LLC
1700 Broadway, Fl 35
New York, New York 10019-5905
Attention: Jeff Wade
Email: JWade@lspower.com

(ii)	Address for notices or communications to JPMorgan:

	To:	JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Strategic Equity Solutions
	Email:	Strategic_Equity_Solutions@jpmorgan.com

With a copy to:

	To:	Private Banking Group
	Email:	PB_PCS_OTC@jpmorgan.com

(iii)	Notices to the Collateral Agent shall be directed to it at:

	To:	JPMorgan Chase Bank, National Association
	Address:	270 Park Avenue, Floor 17 New York, New York 10017-2014
	Attention:	Chris Mushell
	Telephone No.:	212-464-0742

(r)	Account for payments to JPMorgan. To be separately advised.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and return it to us.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Mehul R.C. Parehk
Name: Mehul R.C. Parehk
Title: Authorized Signatory

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Mehul R.C. Parehk
Name: Mehul R.C. Parehk
Title: Authorized Signatory

Confirmed as of the date first above written:

L-5 HEALTHCARE PARTNERS, LLC

By:	/s/ J. P. Wade
Name: Jeff Wade
Title: GC / CCO

EXHIBIT A

FORM OF SUPPLEMENTAL CONFIRMATION

[Date]

L-5 Healthcare Partners, LLC

1700 Broadway, Fl 35

New York, New York 10019-5905

Attention:	Jeff Wade
Email:	JWade@lspower.com

Re:	Prepaid Variable Share Forward Transaction
Transaction Ref:	[ ].

The purpose of this communication is to set forth certain terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below (the “Transaction”). This confirmation is a Supplemental Confirmation within the meaning of the Master Confirmation for forward transactions dated as of [MCA DATE], as amended and supplemented from time to time (the “Master Confirmation”), among L-5 Healthcare Partners, LLC (“Counterparty”), JPMorgan Chase Bank, National Association (“JPMorgan”) and JPMorgan Chase Bank, National Association, as collateral agent (the “Collateral Agent”). Capitalized terms used herein have the meanings set forth in the Master Confirmation.

For all purposes under the Master Confirmation, the terms of the Transaction to which this Supplemental Confirmation relates shall be as follows:

Trade Date:	[ , 20 ].

Number of Components:	[•].

[Initial Share Price:	USD [•].][1]

[Cutoff Date:	[ , 20 ].][2]

Number of Transaction Shares:	[•].

[Prepayment Amount:	USD [•]][3]

Prepayment Date:	[ , 20 ].[4]

Prepayment Percentage:	[•]%.

Forward Floor Percentage:	[•]%.

Forward Cap Percentage:	[•]%.

[Forward Floor Price:	USD [•].

[1]	Insert if the Initial Hedging Period is not applicable.
[2]	Insert if the Initial Hedging Period is applicable.
[3]	Insert if Initial Hedging Period is not applicable.
[4]	Insert if Initial Hedging Period is not applicable.

Exhibit A-1

Forward Cap Price:	USD [•].][5]

Initial Stock Loan Rate:	[•] basis points per annum.

Maximum Stock Loan Rate:	[•] basis points per annum.

Collateral Account:	[•].

Office (in respect of JPMorgan):	[•].

[Components:	For each Component of the Transaction, the Number of Shares and Scheduled Valuation Date are set forth in Schedule I to this Supplemental Confirmation.][6]

Dividend Period:	As set forth below.

Dividend Period Start Date	Dividend Period End Date	Ordinary Dividend Amount
Trade Date	[Insert Date]	USD [•]
[Insert Date]	[Insert Date]	USD [•]
[Insert Date]	Valuation Date	USD [•]

[5]	Insert if the Initial Hedging Period is not applicable.
[6]	Insert if the Initial Hedging Period is applicable.

Exhibit A-2

Schedule I

[For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are set forth below:

Component Number	Number of Shares	Scheduled Valuation Date
1.		[ ], 20__
2.		[ ], 20__
3.		[ ], 20__
4.		[ ], 20__
5.		[ ], 20__
6.		[ ], 20__
7.		[ ], 20__
8.		[ ], 20__
9.		[ ], 20__
10.		[ ], 20__
11.		[ ], 20__
12.		[ ], 20__
13.		[ ], 20__
14.		[ ], 20__
15.		[ ], 20__
16.		[ ], 20__
17.		[ ], 20__
18.		[ ], 20__
19.		[ ], 20__
20.		[ ], 20__
21.		[ ], 20__
22.		[ ], 20__
23.		[ ], 20__
24.		[ ], 20__
25.		[ ], 20__
26.		[ ], 20__
27.		[ ], 20__
28.		[ ], 20__
29.		[ ], 20__
30.		[ ], 20__
31.		[ ], 20__
32.		[ ], 20__
33.		[ ], 20__
34.		[ ], 20__
35.		[ ], 20__
36.		[ ], 20__
37.		[ ], 20__
38.		[ ], 20__
39.		[ ], 20__
40.		[ ], 20__

]7

[7]	Insert if the Initial Hedging Period is applicable.

Exhibit A-3

Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between JPMorgan and Counterparty with respect to the particular Transaction to which this Supplemental Confirmation relates and return it to us.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

Acknowledged and Confirmed:

L-5 HEALTHCARE PARTNERS, LLC

By:
Name:
Title:

Exhibit A-4

EXHIBIT B

FORM OF TRADE NOTIFICATION

[Date]

L-5 Healthcare Partners, LLC

1700 Broadway, Fl 35

New York, New York 10019-5905

Attention:	Jeff Wade
Email:	JWade@lspower.com

Re:	Prepaid Variable Share Forward Transaction
Transaction Ref:	[ ].

The purpose of this communication is to confirm certain terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below (the “Transaction”). This communication is a Trade Notification within the meaning of the Master Confirmation for a prepaid variable share forward transaction dated as of [MCA DATE], as amended and supplemented from time to time (the “Master Confirmation”), among L-5 Healthcare Partners, LLC (“Counterparty”), JPMorgan Chase Bank, National Association (“JPMorgan”) and JPMorgan Chase Bank, National Association, as collateral agent (the “Collateral Agent”). Capitalized terms used herein have the meanings set forth in the Master Confirmation.

For all purposes under the Master Confirmation, the terms of the Transaction to which this Trade Notification relates shall be as follows:

Trade Date:	[ , 20 ].

[Hedge Completion Date:	[ , 20 ].][8]

[Number of Transaction Shares:	[•].]

Initial Share Price:	USD [•].

Prepayment Amount:	USD [•].

Prepayment Date:	[ , 20 ].

Forward Floor Price:	USD [•].

Forward Cap Price:	[•]%.

Components:	For each Component of the Transaction, the Number of Shares and Scheduled Valuation Date are set forth in Schedule I to this Trade Notification.

Collateral Account:	[•].

Office (in respect of JPMorgan):	[•].

[8]	Insert if Initial Hedging Period is applicable.

Exhibit B-1

Schedule I

Component Number	Number of Shares	Scheduled Valuation Date
1.		[ ], 20__
2.		[ ], 20__
3.		[ ], 20__
4.		[ ], 20__
5.		[ ], 20__
6.		[ ], 20__
7.		[ ], 20__
8.		[ ], 20__
9.		[ ], 20__
10.		[ ], 20__
11.		[ ], 20__
12.		[ ], 20__
13.		[ ], 20__
14.		[ ], 20__
15.		[ ], 20__
16.		[ ], 20__
17.		[ ], 20__
18.		[ ], 20__
19.		[ ], 20__
20.		[ ], 20__
21.		[ ], 20__
22.		[ ], 20__
23.		[ ], 20__
24.		[ ], 20__
25.		[ ], 20__
26.		[ ], 20__
27.		[ ], 20__
28.		[ ], 20__
29.		[ ], 20__
30.		[ ], 20__
31.		[ ], 20__
32.		[ ], 20__
33.		[ ], 20__
34.		[ ], 20__
35.		[ ], 20__
36.		[ ], 20__
37.		[ ], 20__
38.		[ ], 20__
39.		[ ], 20__
40.		[ ], 20__

Exhibit B-2

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

Exhibit B-3

EXHIBIT C

FORM OF CERTIFICATE FOR ADDITIONAL COLLATERAL

The undersigned, an Authorized Officer of L-5 Healthcare Partners, LLC (“Counterparty”), hereby certifies, pursuant to Section 3(d)(i) of the Master Confirmation, dated as of [MCA DATE], among Counterparty, JPMorgan Chase Bank, National Association (“JPMorgan”) and JPMorgan Chase Bank, National Association, as Collateral Agent (the “Collateral Agent”) (the “Master Confirmation”; terms defined in the Master Confirmation being used herein as defined therein) with respect to the Transaction with Reference Number [    ] (the “Transaction”), that:

1. Counterparty is delivering, or causing to be delivered in accordance with Section 3 hereof, the following securities (or security entitlements in respect thereof) to the Collateral Agent to be held by the Collateral Agent as additional Collateral (the “Additional Collateral”):

2. Counterparty hereby represents and warrants to the Collateral Agent that the Additional Collateral is Eligible Collateral and that the representations and warranties contained in Section 2(f)(vi) of the Master Confirmation are true and correct with respect to the Additional Collateral on and as of the date hereof.

This Certificate may be relied upon by JPMorgan as fully and to the same extent as if this Certificate had been specifically addressed to JPMorgan.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this    day of     , 20 .

L-5 HEALTHCARE PARTNERS, LLC

By:
Name:
Title:

Exhibit C-1